EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Arno Therapeutics, Inc. of our report dated March 30, 2012, relating to the financial statements appearing in the Annual Report on Form 10-K of Arno Therapeutics, Inc. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

New York, New York

April 5, 2012